Exhibit 10.7

LICENSE AGREEMENT

BETWEEN

RUSH UNIVERSITY MEDICAL CENTER

AND

SOMARYX THERAPEUTICS LIMITED

This License Agreement (“Agreement”) is entered into as of the date of the last signature below (“Effective Date”), by and between:

Rush University Medical Center, an Illinois not-for-profit corporation having its principal office at 1653 West Congress Parkway, Chicago, Illinois, 60612 US (“RUSH”), and

Somaryx Therapeutics Limited, a Hong Kong Corporation having a principal place of business at Unit 805, 8/F Mirror Tower, 61 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong (“LICENSEE”).

1. BACKROUND

1.1 RUSH has Patent Rights and Know How (as defined below) to certain technologies as described below and in Exhibit A, and wishes to grant to LICENSEE an exclusive license to such Patent Rights.

1.2 LICENSEE wishes to acquire a license under such Patent Rights and Know How for the purpose of exploiting such Patent Rights (the “Licensed Patent”) for further development and commercialization of such Licensed Patent.

1.3 LICENSEE may further sublicense Licensed Patent to third-party companies or legal entities (each a “SUBLICENSEE”) which will then market and commercialize such Licensed Patents toward Licensed Products.

1.4 In consideration of mutual promises, representations and covenants below, RUSH and LICENSEE agree as follows:

2. Definitions

For the purposes of this Agreement, any and all the capitalized words and expressions used herein shall, unless the context otherwise requires, have the meanings hereby defined. Words importing the singular shall also include the plural and vice versa where the context requires.

2.1 “Affiliate” shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity, or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction, having the power to vote on directors of such affiliate or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling, or under common control with a party to this Agreement.

2.2 “Acquirer” shall mean, subject to Section 15.5, any corporation, firm, partnership or other entity, which shall acquire LICENSEE or its assets, or which shall otherwise be a successor in interest to LICENSEE’s obligations under this Agreement.

2.3 “Date of First Commercial Sale” shall mean, with respect to a Product, the first bona fide commercial sale of such Product by or under authority of LICENSEE, an Affiliate and/or a SUBLICENSEE or an Acquirer.

2.4 “Know How” shall mean all research results, as defined and obtained under the Agreement, and all know-how, non-patented inventions, improvements, discoveries, data, instructions, processes, formulas, sequences, information (including, without limitation, chemical, physical and analytical, safety, manufacturing and quality control data and information), procedures, devices, methods and trade secrets which are conceived, discovered or invented during the term of the Agreement, and which are necessary or appropriate to develop and commercialize Licensed Products. (Know How does not include inventions within the Patent Rights)

2.5  “Licensed Field” shall be fields of composition and method for treating only the disorders listed under “Indications” column of Exhibit A.

2.6  “Net Sales” shall mean, with respect to a given period of time, the total amount invoiced by LICENSEE or SUBLICENSEE or by any of its Affiliate on their accounts for Sales of Licensed Products to a third party (whether an end-user, wholesaler or anyone other than RUSH or LICENSEE, or SUBLICENSEE) in the Territory, less the following deductions of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent applicable to such Sales: (a) trade, cash and quantity credits, discounts, credits and refunds actually allowed or taken; (b) allowances or credits for returns or rejected Licensed Product and a reasonable allowance for bad debt expense consistent with GAAP; (c) transportation or delivery of Licensed Product, and any charges for packing, handling, freight, insurance, transportation and duty charges borne by the seller; (d) any sales tax or other governmental charge including value added and similar taxes, but solely to the extent not otherwise creditable or reimbursed and excluding any income tax actually paid by LICENSEE or its Affiliate in connection with the Sale; (e) customary rebates (including, for this purpose, discounts provided by means of chargebacks or rebates) actually granted to managed health care organizations, federal, state or local governments (or their agencies) (including without limitation Medicaid rebates); and (f) direct and indirect expenses, including, but not limited to, marketing expenses, development costs, and personnel overhead cost, all to the extent in accordance with GAAP as consistently applied across all Licensed Products of LICENSEE. If laws, rules or regulations require withholding of income taxes, VAT, royalty, withholding taxes, or other taxes imposed upon payments to RUSH, LICENSEE shall make such withholding payments as required and subtract such withholding payments from the payments to RUSH. LICENSEE shall submit appropriate proof of payment of the withholding taxes to RUSH within a reasonable period of time following such payment.  Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, refunds of, or credits for, any such applicable withholding taxes, upon the other Party’s written request.

If a Licensed Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not covered by the Patent Rights (each, a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product, by the fraction A/B, where “A” is the price of the Licensed Product included in such Combination Product when sold separately from any other products or services not covered by the Patent Rights and “B” is the price of the Combination Product. In the event that no market price is available for the Licensed Product included in such Combination Product when supplied or priced separately, RUSH and LICENSEE shall determine in good faith the fair market value thereof.

2.7 “Non-Commercial Research and Education Purposes” shall mean the making or using of inventions claimed in the Patent Rights and/or Improvements for academic research, teaching or other not-for-profit scholarly purposes not involving the use or making of such inventions to perform commercialization services for a fee or for the commercial production or manufacture of products for sale to third parties.

2.8 “Patent Rights” shall mean all rights of RUSH in the Licensed Field, encompassing all derivatives and analogues, and all Intellectual Property (includes Patent Rights and Know How) both filed and to be filed in future, plus existing and future in vitro, in vivo animal data, and any preclinical and clinical data, including, without limitation, the patent applications or patents listed in Exhibit A, attached hereto and incorporated herein by reference, and all foreign and domestic applications and patents, including all continuations, continuations-in-part, divisions, reexaminations, reissues, substitutions, renewals, extensions, supplementary protection certificates and all patents granted thereon, which claim priority to any of the patents and/or patent applications listed in Exhibit A. For the avoidance of doubt, Patent Rights shall include current rights and future improvements and derivative rights.

2.9 “Product” shall mean any apparatus, device, system, product, article, appliance, method or process covered by an issued, valid, enforceable and unexpired claim, or pending claim, of the Patent Rights in the country in which such Product is made, imported, used or sold.

2.10 "Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.

2.11 “SUBLICENSEE” shall mean any person or legal entity to which the License granted to the LICENSEE hereunder is granted a sublicense or an option to a sublicense.

2.12 “Improvement’ shall mean any modifications of parental compound.

2.13 “Term” shall mean, subject to termination provisions contained in Article 8 below, the period of time commencing upon the Effective Date and ending, on a country-by-country basis, upon the last of the patent applications and patents within the Patent Rights to expire, be revoked or be declared invalid; provided, that upon any expiration or termination of this Agreement on a country-by-country basis where no patent applications or patents remain pending or in force within the Patent Rights, and except where termination was the result of LICENSEE’s uncured material breach of this Agreement, LICENSEE shall have a fully paid-up right and license to exploit all Patent Rights for all purposes in its sole discretion in the Licensed Field.

2.14 “Territory” shall mean worldwide.

3. Grant of License

3.1 License. RUSH hereby grants to LICENSEE, an exclusive license under the Patent Rights, to make, have made, use, formulate, import, export, sell and/or offer to sell Products in the Territory, limited to the Licensed Field.

3.2 Grant Back. Notwithstanding Section 3.1, LICENSEE hereby grants back to RUSH a non-exclusive, transferable right, with the right to grant sublicenses to non-profit institutions and governmental agencies, to make and use the Licensed Patents solely for Non-Commercial Research and Education Purposes.

3.3 License to RUSH. LICENSEE hereby grants to RUSH a perpetual, non-exclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit institutions and governmental agencies, to make and use Improvements solely for Non-Commercial Research and Educational Purposes. LICENSEE shall provide RUSH with a copy of each patent within such Improvements, clearly identifying such patent as an invention governed under this Section, within three (3) months of the issuance of such patent.

3.4 No Patent Rights issued. In an particular Patent Country, in the event that (a) all issued claims within Patent Rights are judicially held invalid or unenforceable or that no patents within Patent Rights issue, and (b) no claims within Patent Rights are still pending in any application, and (c) all applicable appeals and appeal delays have run, and the LICENSEE does not commercialize the technology covered under License Rights, then this Agreement shall terminate.

3.5 Sub-license. LICENSEE may grant and authorize sublicenses with the scope of the license granted to LICENSEE pursuant to this Agreement. LICENSEE agrees to forward to RUSH a copy of any and all fully executed sublicense agreements within fourteen (14) business days of execution thereof, and further agrees to forward to RUSH annually a copy of such reports received by LICENSEE from its SUBLICENSEE(s) during the immediately preceding twelve (12) months period under such sub-license agreement(s). LICENSEE will be responsible for the observance by all SUBLICENSEES of all applicable provisions of this Agreement and will try its commercially reasonable efforts to cause all SUBLICENSEES to observe the covenants in this Agreement (i.e., regarding confidentiality, maintaining records, and governmental regulations, as well as other provisions such as payments).

4. DUE DILIGENCE AND DEVELOPMENT

4.1 Due Diligence. LICENSEE shall use commercially reasonable efforts to bring one or more Products to market through vigorous and diligent programs of development, testing and marketing of the Products and continue active, diligent marketing efforts for one or more Products through the life of this Agreement.

4.2 Development Plan. LICENSEE agrees to provide RUSH with a Development Plan within one hundred and eighty (180) days after the Effective Date describing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide Product for sale in the commercial market.

4.3 Development Reports. Within one month following the end of each quarterly period ending on March 31, June 30, September 30 and December 31 until the Date of First Commercial Sale of a Product, LICENSEE will provide RUSH with a written Development Report summarizing LICENSEE’s product development activities since the last Development Report and any necessary adjustments to the Development Plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of LICENSEE, and LICENSEE shall rely entirely on its own expertise with respect thereto. RUSH’s review of LICENSEE’s Development Plan is solely to verify the existence of LICENSEE’s commitment to development activity and to assure compliance with LICENSEE’s obligations to utilize the inventions of the Licensed Patents to commercialize Product for the marketplace, as set forth above.

5.  PATENTS

5.1 Ownership. RUSH shall retain a title to all Patent Rights.

5.2 Patent Prosecution and Maintenance. RUSH shall file, prosecute, and maintain Licensed Patent in the United States and in foreign countries as further agreed by both RUSH and LICENSEE. In the event that RUSH does not file, prosecute and maintain any of the Licensed Patent, RUSH shall notify LICENSEE of its decision and the reason therefor, and LICENSEE shall have the right, but not the obligation, to file, prosecute, and maintain such Licensed Patent at its expense.

5.3 Patent Costs. LICENSEE shall pay all costs of preparing, filing, prosecuting and maintaining (hereinafter collectively “Costs”) with respect to the Licensed Patents for the United States, all foreign countries, all regional patent offices and all international applications. LICENSEE will be solely responsible for making such payments to RUSH. LICENSEE shall have ninety (90) days to make any required payment after receiving an invoice from RUSH for Costs associated with any Licensed Patent. If the total Costs to be incurred by RUSH within a ninety (90) day period with respect to the Licensed Patents will exceed twenty thousand dollars ($20,000.00), RUSH shall have the right to ask for payment of such Costs from LICENSEE before such Costs are incurred. Failure of LICENSEE to pay any Costs required under this Section shall terminate LICENSEE’s rights to those Licensed Patents to which such unpaid Costs apply.

5.4 Foreign Patent Filing. RUSH shall make all foreign filings and payment of maintenance fees of the Licensed Patents requested by LICENSEE in writing, if such request is made at least six (6) months from the date such foreign filings/maintenance fees are due. RUSH reserves the right to file any patent applications or make any maintenance payments, at its own expense, in any countries or make additional filings in designated countries, not requested by LICENSEE and such patent applications/patents shall not fall within the Licensed Patents unless LICENSEE complies with Section 5.3 with respect to such patent applications.

5.5 Patent Marking. LICENSEE shall mark all Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. §287. LICENSEE will further comply with any relevant patent marking regulations, laws, ordinances and/or statutes of any other country in which Products are sold, in conformance with requirements of such country.

5.6  Cooperation. In connection with any of RUSH’s activities to prepare, file, prosecute and maintain any of the Licensed Patents, RUSH shall notify LICENSEE of, and communicate, deliver and cooperate with LICENSEE in regards to, any and all patents, information, proceedings, documents and all other matters relating to the preparation, filing, prosecution, or maintenance of the Licensed Patents.

6. PUBLICATION AND USE OF NAME

6.1 Publication. RUSH reserves the right to publish, in academic journals, results of its research concerning the Patent Rights. However, any publication by RUSH in relation to Patent Rights shall be reviewed by LICENSEE prior to such publication.

6.2 Use of Name. LICENSEE shall be able to use RUSH’s name, the name of any author or inventor of the Patent Rights, or of any inventor of inventions governed by this Agreement in sales promotion, advertising, or any other form of publicity with prior written approval of the entity or person whose name is being used.

7. LICENSE FEE

In consideration of Patent Rights and terms and conditions stated hereunder, the following payments shall be made to rush:

7.1 Up-front Payment. LICENSEE shall pay RUSH USD $5,000 (US$ Five Thousand dollars) within forty five (45) days of the Effective Date of this Agreement.

7.2  Milestone Payments. LICENSEE shall pay RUSH the milestone payments as described in Exhibit B within forty five (45) days of the effective date of the occurrence of the corresponding milestone event.

7.3 Payments on Sub-license Revenue. LICENSEE shall pay RUSH annually royalty on revenue received from such LICENSEE equal to One and Three-Quarter percent (1.75%) of the LICENSEE’s Net Sales. LICENSEE also agrees to pay RUSH Seven and Half Percent (7.5%) of all non-royalty considerations received by LICENSEE from SUBLICENSEE. Notwithstanding the above, the amount of Payments on Sub-license Revenue under this Section shall not be more than the amount the LICENSEE receives from the SUBLICENSEE for such sub-licensing arrangement, excluding any relevant transaction costs, taxes, withholding, duties, etc.

7.4 Payments on LICENSEE’s Net Sales. LICENSEE shall pay RUSH annually a Royalty equal to One and Three-Quarter percent (1.75%) of LICENSEE’s from Net Sales of Products.

7.5 Time and Method of Payments. Payments shall be made to “Rush University Medical Center” either by check or wire transfer as requested by RUSH. Annual amounts owing to RUSH shall be due and paid on or before the thirtieth (30th) day following December 31 for the year in which such amounts were earned. Any other payments due under this Agreement shall be paid at the times specified in this Agreement.

7.6 Place of Payment. All payments due under this Agreement shall be sent to:

Rush University Medical Center

Attention: Bhaskar Chetnani, PhD

Innovation and Technology Transfer

Suite 601, Jelke Building, Sixth Floor

1653 W. Congress Parkway

Chicago, IL 60612

Or

the bank account which shall be noticed

7.7 Currency. Except as otherwise directed, all amounts owing to RUSH under this Agreement shall be paid in US dollars. All monies owing stated in currencies other than US dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation Value of Foreign Currencies on the last business day preceding the payment.

7.8 Bookkeeping. LICENSEE shall keep books and records sufficient to verify the accuracy and completeness of LICENSEE’s accounting referred to above, including without limitation, inventory, purchase and invoice records relating to the Product or their manufacture or use. In addition, LICENSEE shall maintain documentation evidencing that LICENSEE is pursuing development of Product as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Product, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Product. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

7.9 Review of Records. LICENSEE shall take all steps necessary so that RUSH may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow RUSH to verify the accuracy of LICENSEE’s accounting of monies owed and Development Report(s). Such review shall be performed by any agent designated by RUSH, which is reasonably acceptable to LICENSEE, upon reasonable notice and during regular business hours. Inspections may be made no more than once each calendar year. If a payment deficiency is determined and proved with objective evidence in writing during any such inspection, LICENSEE shall pay the outstanding amount within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as specified in Section 7.8. RUSH shall pay all costs associated with such review, unless a payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the monies paid for that year or fifty thousand dollars ($50,000); then LICENSEE shall be responsible for paying all of RUSH’s out-of-pocket expenses incurred with respect to such review.

8. Term and Termination

8.1 Term. Unless terminated earlier pursuant to this Section 8, the term of this Agreement shall commence on the Effective Date and continue in full force and effect for the Term of this Agreement or until the expiration of the last Patent Rights.

8.2 Termination by RUSH. RUSH shall have the right to terminate this Agreement, only if LICENSEE commits any of the following breaches and fails to remedy such breach within ninety (90) days after written notice by RUSH;

(a)	if LICENSEE at any time defaults in the timely payment of any amount due to RUSH or the timely submission to RUSH of any Development Report or Development Plan;

(b)	if LICENSEE fails to actively pursue the Development Plan; if LICENSEE commits a breach of any warranty under this Agreement;

(c)	if LICENSEE’s chief executive officer or president resigns or is terminated and is not replaced within six (6) months from the date of termination or resignation;

(d)	if LICENSEE commits any material breach of any other covenant herein contained

or

(e)	if LICENSEE commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, is dissolved, liquidated, otherwise ceases to exist, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Patent Rights to its creditors.

8.3 Termination by LICENSEE. LICENSEE may terminate this Agreement at any time upon ninety (90) days written notice to RUSH.

8.4 Obligation to Pay Monies Owed. Upon the termination of this Agreement, LICENSEE shall remain obligated to provide an accounting for and to pay all amounts due to RUSH up to the date of the termination.

8.5 Survival. Articles 2, 11, 14 and 15 and Sections 7.5, 7.6, 7.7, 8.4, 8.5 and 9.1 shall survive the expiration and/or termination of this Agreement. Except as otherwise stated in this Section 8.5, all rights and obligations of the parties under this Agreement shall terminate upon expiration or termination of this Agreement.

9. Indemnification and insurance

9.1  Indemnification. LICENSEE shall defend, indemnify and hold harmless RUSH, its employees, officers, trustees, agents, the inventors of the Patent Rights, and their successors and assigns (each a “RUSH Indemnitee”), from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a RUSH Indemnitee by a third party (any of the foregoing, a “Claim”) alleging damage arising from or occurring as a result of the activities performed by or under authority of LICENSEE, its Affiliates and/or SUBLICENSEEs in connection with the exercise of its licenses and rights hereunder, except to the extent caused by the gross negligence or willful misconduct of RUSH. RUSH at all times reserves the right to select and retain counsel of its own to defend RUSH’s interests with respect to such Claim. RUSH shall defend, indemnify and hold harmless LICENSEE, its employees, officers, trustees, consultants, agents, and their successors and assigns (each a “LICENSEE Indemnitee”), from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a LICENSEE Indemnitee by a third party (any of the foregoing, a “Claim”) alleging damage arising from or occurring as a result of the activities performed by or under authority of RUSH, its Affiliates and/or Sub-LICENSEEs in connection with the exercise of its licenses and rights hereunder, except to the extent caused by the gross negligence or willful misconduct of LICENSEE. LICENSEE at all times reserves the right to select and retain counsel of its own to defend LICENSEE’s interests with respect to such Claim.

9.2 Liability Insurance. LICENSEE warrants that it will maintain and will continue to maintain for the duration of this Agreement, general liability insurance coverage appropriate to the risk involved in marketing the Products subject to this Agreement and that such insurance coverage lists RUSH and the inventors of the Patent Rights as additional insureds. Minimum coverage levels shall be $1,000,000 per occurrence and $3,000,000 annual aggregate. Certificates evidencing such insurance will be made available for examination upon request by either party. In the event that LICENSEE does not maintain general liability coverage at the time this agreement is executed, LICENSEE warrants that it will obtain the general liability insurance at the time of seeking IND approval for human clinical trial. Further, LICENSEE agrees to indemnify RUSH for any and all acts related to the development and marketing of the Products that may occur prior obtaining insurance. LICENSEE shall provide RUSH with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage. Upon the expiration of the term of the Agreement or in the event that the Agreement is terminated before the term defined in Paragraph 8.1, the LICENSEE shall have the option of retaining occurrence based coverage or maintain coverage for six (6) years after the termination date of the Agreement.

10. UNITED STATES GOVERNMENT INTERESTS

10.1 Government Interests. It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Patent Rights were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Patent Rights for governmental purposes. Any license granted to LICENSEE in this Agreement shall be subject to such right.

11. Notices

11.1 Notice. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, or delivery by a professional courier service, or the time when sent by certified or registered mail addressed to the party for whom intended at the address below. Either party may change the address(es) given below or elsewhere in this Agreement at any time by providing the other party with written notice in accordance with this Section at the address for the other party specified below, or as subsequently modified.

If to RUSH:

Rush University Medical Center

Office of Legal Affairs

Attn: Intellectual Property Counsel

1700 West Van Buren Street, Suite 301

Chicago, Illinois 60612

With a copy to:

Bhaskar Chetnani, PhD

Innovation and Technology Transfer

Suite 601, Jelke Building, Sixth Floor

1653 W. Congress Parkway

Chicago, IL 60612

If to LICENSEE:

Director

SOMARYX THERAPEUTICS LIMITED

Unit 805, 8/F Mirror Tower, 61 Mody Road, Tsim Sha Tsui, Kowloon,

Hong Kong

With a copy to:

Alex Yang, J.D., LLM

alexyang@curyxpartners.com

12. Infringement

12.1 Infringement. If either party determines that a third party is making, using, selling, having made or offering for sale a Product that may infringe the Patent Rights, or has made, used, sold, have had made or offered for sale a Product that may infringe the Patent Rights prior to the Effective Date, that party shall notify the other party in writing. LICENSEE shall have the first right (itself or through others), at its sole option, to bring suit to enforce Patent Rights to defend any declaratory judgment action with respect thereto, and RUSH agrees to join and participate in such suit at LICENSEE’s expense and sign any necessary papers. RUSH shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by LICENSEE from an action to enforce the Patent Rights shall be first applied to reimburse LICENSEE’s and then RUSH’s un-reimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder in such actions shall be retained by LICENSEE. In the event LICENSEE elects not to initiate an action to enforce the Patent Rights against a third party within six (6) months of a request by RUSH to do so (or within such shorter period which may be required to preserve the legal rights of RUSH under the laws of the relevant government), RUSH may initiate such action at its own expense, and LICENSEE agrees to join and participate in such suit at RUSH’s expense and sign any necessary papers. LICENSEE shall have the right to participate in any such action with a counsel of its own choice at its own expense. All recoveries received by RUSH from an action to enforce the Patent Rights shall be first applied to reimburse RUSH’s and then LICENSEE’s un-reimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder in such actions shall be retained by RUSH.

13. Warranties and Disclaimers

13.1 RUSH Warranties and Disclaimers. RUSH warrants that except as otherwise provided under Article 10 of this Agreement with respect to U.S. Government interests, it is the owner of the Patent Rights or otherwise has the right to grant the licenses granted to LICENSEE in this Agreement. However, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by RUSH as to the validity, patentability, scope or enforceability of any of the Patent Rights;

(b)	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(c)	the accuracy, safety or usefulness for any purpose of any information provided by RUSH to LICENSEE, its Affiliates or SUBLICENSEES or any Product produced under the Patent rights; or

(d)	an obligation to furnish any information not provided in the Patent Rights or any services other than those specified in this Agreement.

13.2 Disclaimer. RUSH MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO MANUFACTURE, USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS AFFILIATES, SUBLICENSEES, VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING, USING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

13.3 LICENSEE Warranties. LICENSEE represents and warrants:

(a)	Exercising its rights in this Agreement, LICENSEE shall fully comply, at its own expense, with all governmental requirements and requests directed to it, and will provide all information and assistance necessary to comply with the governmental requests;

(b)	LICENSEE has or will obtain the necessary expertise to exploit the Licensed Patents;

(c)	LICENSEE is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(d)	LICENSEE has the legal power and authority to execute, deliver and perform this Agreement;

(e)	The execution, delivery and performance by LICENSEE of this Agreement has been duly authorized by all necessary corporate action;

(f)	This agreement constitutes the legal, valid and binding obligation of LICENSEE, enforceable against such party in accordance with its terms; and

(g)	The execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of LICENSEE’s charter documents, or of any contract by which LICENSEE is bound.

14. Confidentiality

14.1 Confidentiality. During the Term of this Agreement and for a period of 12 months thereafter, both parties to this Agreement agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include LICENSEE’s development plan and reports, the Patent Rights, Know How, and all information concerning them and any other information exchanged between the parties which is either (1) marked confidential; (2) accompanied by correspondence indicating such information is confidential; or (3) orally disclosed and confirmed in writing as confidential within forty-five (45) days. Except as may be authorized in advance in writing by the disclosing party, the receiving party shall grant access to the Confidential Information only to its own employees, consultants, CROs under confidentiality agreement involved in activities relating to the Patent Rights and the receiving party shall require to be bound by confidentiality agreement as well. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)	either party can show by written record that it possessed the information prior to its receipt from the other party;

(b)	the information was already available to the public or became so through no fault of the receiving party;

(c)	the information is subsequently disclosed to receiving party by a third party that has the right to disclose it free of any obligations of confidentiality;

(d)	the information was independently developed by the receiving party without reliance on the Confidential Information of the disclosing party; or

(e)	the information is required to be disclosed to by court order or by law.

15. Miscellaneous

15.1 Dispute Resolution. All disputes, controversies, claims, questions or differences arising between the parties in relation to this Agreement, or for breach thereof, which cannot be settled amicably through mutual consultation between the parties within sixty (60) days of initial written request by either party, shall be finally settled by binding arbitration in Chicago, Illinois, pursuant to the rules of the American Arbitration Association (“AAA”), except to the extent that a violation of this Agreement gives rise to equitable relief in the nature of, but not limited to, temporary restraining orders or preliminary or permanent injunctive relief in which case the party seeking such relief must file a claim or cause of action in any court of competent jurisdiction according to Section 15.2. This Agreement shall control for any conflict between this Agreement and the rules of the AAA. Judgment upon the award of the arbitrators may be entered in any court having competent jurisdiction according to Section 15.2.

15.2 Jurisdiction and Venue. This Agreement shall be construed under and interpreted under the Laws of the State of Illinois, US, except that questions affecting the construction and effect of any patent shall be determined by the national law of the country in which the patent has been granted. All disputes not settled under Section 15.1 and arising out of or related to this Agreement will be subject to the exclusive jurisdiction of the Illinois State Courts of Cook County, Illinois (or, if there is federal jurisdiction, the United States District Court for the Northern District of Illinois) State Courts and the parties consent to the personal and exclusive jurisdiction of these courts.

15.3 Integration. This Agreement, together with the Exhibits attached hereto, constitutes the full understanding between the parties with reference to the subject matter hereof, supersedes all prior and contemporaneous agreements between the parties, and no statements or agreements by or between the parties, whether orally or in writing, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement.

15.4 Amendments. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by an authorized representative.

15.5 Assignment. Neither party shall assign nor otherwise transfer, whether directly or indirectly, in whole or in part this Agreement, voluntarily, involuntarily or by any other means without the prior written consent of the other party, which consent shall not be unreasonably withheld. Upon assignment hereunder, LICENSEE’s obligations under this Agreement shall no longer exist and the assignee shall replace LICENSEE in this Agreement.

15.6 Advice of Counsel. RUSH and LICENSEE have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another, and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting party, shall not apply to this Agreement or to any amendments, modifications or exhibits to this Agreement.

15.7 Contest of Validity. In the event LICENSEE contests the validity of any patent within the Patent Rights, LICENSEE shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

15.8 Severability. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

15.9 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between RUSH and LICENSEE. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other parties.

15.10 Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, earthquakes, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

15.11 Export Restriction. It is understood that RUSH is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with all applicable laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written insurance by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without approval of such agency. RUSH neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued. In any event, LICENSEE specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable US laws and/or regulations.

15.12 Waiver. No failure or delay by a party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.13 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

15.14 Counterparts and E-Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. E-signatures by authorized agents of either party of this Agreement shall be considered as having the same effect as original signatures.

16. AUTHORITY

Authority. The persons signing on behalf of RUSH and LICENSEE hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

Rush University Medical Center		SOMARYX THERAPEUTICS LIMITED

Signature:	/s/ Andrew J. Bean, PhD.	Signature:	/s/ Alex Keun Mo Yang, JD, LLM
Name:	Andrew J. Bean, PhD.	Name:	Alex Keun Mo Yang, JD, LLM
Title:	Vice Provost for Research	Title:	Director
Date:	05/26/2022	Date:	05/26/2022